Exhibit 10.19

CONSULTING AGREEMENT (the “Agreement”) entered into as of this 2nd day of June 2011 (the “Effective Date”),

BETWEEN:
PHARMANET CANADA, INC., a company legally constituted under the laws of the Province of Québec, having its head office located at 2500 Einstein Street, Québec City, Province of Québec, Canada, G1P 0A2, herein represented by Mr. Joël Pouliot, its Vice-President, Finance, Early Stage, and by Ms. Kathleen Sauvé, Esq., its Senior Legal Counsel, Early Stage, duly authorized to do so as they respectively declare (“Service Provider”);

AND:
TONIX PHARMACEUTICALS, INC., a Delaware Corporation, having its head office located at 509 Madison Avenue, Suite 306, New York, NY, 10022, USA, herein represented by Dr. Seth Lederman, its Chairman, duly authorized to do so as he declares (“Client”),

RECITALS

A)
WHEREAS Service Provider is a contractual research organization engaged in the business of performing early phase clinical trials, bioanalytical analysis, statistics, validation, pharmacokinetics, quality assurance audits and scientific and regulatory affairs evaluations, as well as providing consultancy services in any of these areas with respect to development process of pharmaceutical drugs and products intended for manufacturing and marketing by pharmaceutical and biotechnology companies

B)
WHEREAS Client is a specialty pharmaceutical company developing new pharmaceutical products for central nervous system (CNS) conditions that may be safer and more effective than currently available treatments; and

C)	WHEREAS the Parties wish to enter into this Agreement to define in advance the terms that will govern their business relationship with respect to Client’s Services project number 110191.

NOW, THEREFORE, in consideration of the various premises and undertakings herein set forth, the Parties, intending to be legally bound, hereby agree as follows.

1	SERVICES

1.1
Description – Client hereby retains Service Provider on a non-exclusive basis as an independent consultant to provide Client with such consultancy and advisory services as further detailed in Schedule 1 to this Agreement (the “Services”). If any provision set forth in Schedule 1 conflicts with any of the provisions set forth in the body of this Agreement, the provisions of the body of this Agreement shall take precedence unless such Schedule 1 expressly refers to the specific provision(s) hereof that it is intended to be replaced or modified. In the event that a party desires to materially alter the Services or the assumptions underlying the applicable Services budget, the parties shall execute a written amendment to this Agreement (an “Amendment”) prior to the performance of such additional or modified Services. This Agreement or any Amendment thereof, as the case may be, shall neither be effective nor have any binding effect, and no performance of the Services ordered or commissioned hereunder shall be initiated nor shall any payment be made, until such Agreement or any Amendment thereof, as the case may be, has been fully executed.

1.2
Compliance – In performing the Services, Service Provider shall strictly comply with the provisions of, as applicable: (i) this Agreement; (ii) current Good Laboratory Practices and the current Good Clinical Practices as applied in the United States and any other country where the Services are to be performed; (iii) all applicable laws; and to the extent not in conflict with any of the foregoing (iv) its applicable standard operating procedures.

1.3
Use – If processing on Client’s behalf any personal data (including subject data), Service Provider shall only do so in accordance with Client’s instructions and the applicable laws of the United States and the country where the Services are performed, and for no other purpose, and shall take all appropriate technical and organizational measures to prevent the unauthorized or unlawful processing or accidental loss or destruction of, or damage to, or disclosure of such data.

1.4
Personnel – In performing the Services and in fulfilling its obligations hereunder, Service Provider shall employ only persons with the appropriate training, experience and qualifications to perform the Services. Service Provider shall perform all Services with a high level of professional care, skill, qualifications and diligence and in accordance with industry standards and practices applicable to the performance of such Services.

1.5
Debarment – Service Provider certifies that no person employed by Service Provider has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act (as amended from time to time) or under the regulation of any equivalent regulatory authority outside the US, and no debarred person will in the future be employed by Service Provider in connection with any Services to be performed for or on behalf of Client. If after the Effective Date and for a period of 5 years following the termination of this Agreement, Service Provider becomes aware that any person it employs is or is in the process of being debarred, Service Provider shall so promptly notify Client.

1.6
Reporting – During the term of this Agreement, Service Provider shall keep Client regularly advised of the progress of the performance of the Services, and provide Client with communications and periodic reports for such Services as Client may reasonably request.  Final report?

2	BUDGET AND PAYMENT TERMS

2.1
Professional Fees – During the Term (as defined in Section 8.1 below), Client shall pay Service Provider professional fees for the Services rendered (the "Fees"). Invoicing of such expenses shall be pursuant to the provisions of Section 2.4 and payable in accordance with provisions of Section 2.6 hereunder.

2.2
Estimate of Work – In an effort to contain costs, Service Provider will use its best commercial efforts to work with Client to budget for any additional services and assignments. At the request of Client, Service Provider shall provide written estimates of fees, costs and timing for such additional services and assignments or ad hoc request made by Client. Any agreed upon change to the Fees shall be confirmed by the execution of an Amendment pursuant to the provisions of Section 1.1 above.

2.3
Reimbursement of Expenses – Client shall reimburse Service Provider for all reasonable expenses incurred or paid by Service Provider in connection with, or related to the performance of the Services, including, without limitations, reasonable travel expenses (lodging, transportation, meals), telephone, photocopies and printing of documents, as they are further described in Schedule 1 herein. Any such expenses shall be considered as pass-through costs and their payment shall be made on an “as-paid” basis, without any added overhead, management fee or profit factor. If Service Provider does not invoice Client for Services or reimbursable expenses within six (6) months after performing such Services or incurring such reimbursable expenses, Service Provider hereby waives all right to payment or reimbursement by Client. Invoicing of such expenses shall be pursuant to the provisions of Section 2.4 and payable in accordance with provisions of Section 2.6 hereunder.

2.4
Monthly Invoicing – On the first day of each month, Service Provider shall issue an invoice representing the total number of hours performed by its employees during the preceding month and relating to the Services, any such invoice to be itemized on a job category basis. Any such invoice shall also include the costs for any activities described in Schedule 1 herein that have been completed during the preceding month, as well as any expenses that have been incurred during the same period. The first invoice shall be issued on the first day of the first month following the month during which this Agreement will have been executed by the parties.    Additional details of such incurred expenses shall be provided by Service Provider at Client’s request.

2.5	Invoicing Address – All invoices shall be sent by e-mail at the following address:

TONIX PHARMACEUTICALS, INC.
   Attn.: Rhonda B. Rosen, Chief Financial Officer
509 Madison Avenue, Suite 306, New York, NY, 10022, USA
Phone number: 212-980-9155, x105
Fax number: 212-923-5700
E-mail address:rhonda.rosen@tonixpharma.com

2.6
Payment Terms – All aforementioned amounts are subject to applicable sales taxes. Client shall pay each invoice within a 30-day delay from receipt thereof. If any portion of an invoice is disputed, then Client shall pay the undisputed amounts as set forth herein and the parties shall use good faith efforts to reconcile the disputed portion of the invoice within 30 days of receipt by Client of the applicable invoice.

3	MONITORING VISIT

Service Provider shall allow Client and its authorized representatives to visit Service Provider’s premises where any Services are performed, during normal working hours and with reasonable frequency, to (i) monitor the performance of the Services; and (ii) inspect all records applicable to the Services. Client shall give to Service Provider no less than a 2-business day prior notice of its intention to conduct such visit. While on Service Provider’s premises, Client or its authorized representatives shall comply with any and all safety, security and confidentiality measures required by Service Provider.

4	AUDIT

In the event any regulatory authority or health agency gives notice to a party of its intention to carry out any audit, inspection or investigation of a Service or of Service Provider’s facilities used in the performance of any Services, or otherwise to take any action in relation to Service Provider, the notified party shall promptly (but no later than within 2 business days following receipt of such notice) inform the other of the action being taken or proposed. Such other party shall provide any required assistance in such audit, inspection or investigation, and shall procure (so far as is consistent with the applicable laws) that the notified party shall have the right to be present at any such audit, inspection or investigation.

5	CONFIDENTIALITY

Confidentiality Agreement – Client and Service Provider may participate in a cooperative exchange of Confidential Information in order to facilitate work relating to the Services and this Agreement. All such Confidential Information shall be used only in accordance with the Non-Disclosure Agreement entered into by and between the parties as of January 21, 2011 (the “Confidentiality Agreement”) and the parties hereby agree that (i) the scope of, and the definitions set forth in, the Confidentiality Agreement shall be deemed to extend to the performance of the Services and this Agreement; (ii) the obligations set forth therein shall apply to both parties with respect to the Confidential Information of the other; and (iii) such obligations shall remain in full force and effect during the term of this Agreement and for the period set forth therein after the expiry or termination of this Agreement.

6	INTELLECTUAL PROPERTY

6.1	General Principle – Each party remains the owner of its own intellectual property rights created, developed or acquired prior to the Effective Date.

6.2	Ownership by Client – Service Provider specifically acknowledges that:

6.2.1
it never had, does not and will not have, any right or interest in, including any license, with respect to (save and except to the extent necessary to perform the Services hereunder), or title to, any intellectual property (including patents and trade secrets) or Confidential Information of Client or other material furnished by Client to Service Provider hereunder; and

6.2.2
all information, discoveries, materials, documents (including any Service report and any draft thereof) and data which are made or improved by Service Provider, alone or jointly with others (i) as specifically ordered or commissioned hereunder; (ii) which otherwise cover an application, composition or method of use or manufacture of any drug or compound subject to the Services, if any; or (iii) which contain the Confidential Information of Client (collectively, the “New IP”), shall be the exclusive property of Client and considered as “work made for hire” under the copyright act of any country. The parties agree that the New IP shall be included in the definition of Confidential Information of Client and subject to the protection afforded under Section 5 above. Service Provider agrees and undertakes to assign, and hereby assigns to Client all its rights and interests in, and titles to, the New IP. Service Provider shall perform all other acts in the reasonable judgment of Client and at Client’s expense that shall be necessary to secure Client’s rights and interests in, and titles to, such New IP.

6.3
Ownership by Service Provider – Client specifically acknowledges that Service Provider possesses or may in the future possess certain inventions, processes, know-how or trade secrets, including protocol design, standard operating procedures, assays, methodologies, algorithms, templates and computer programs, that are related to non-proprietary compounds or the general business or operations of Service Provider, or are of a general nature with broad applicability and which are used by Service Provider in the performance of its services for the benefit of its various clients. Client further acknowledges that any of the foregoing items that have been or will be developed, improved, modified, used, reduced to practice or acquired by Service Provider either (i) prior to or independent of the performance of the Services and without use of the Confidential Information of Client; or (ii) during the performance of the Services without use of Confidential Information of Client and without being specifically ordered or commissioned under this Agreement (collectively, the “Service Provider IP”), shall be the sole and exclusive property of Service Provider and Client shall have no right or interest therein, including any license thereon (except as stated in Section 6.4 below), or title thereto.  The parties agree that the Service Provider IP shall be included in the definition of Confidential Information of Service Provider and subject to the protection afforded under Section 5 above.

6.4	License to Service Provider IP – Service Provider hereby grants to Client a royalty-free, non-exclusive, worldwide license to use any Service Provider IP which is or may be:

6.4.1
Integrated License – integrated by Service Provider into any draft of the Service report or into the final Service report (the “Integrated License”). Such Integrated License shall be irrevocable, fully sublicensable and transferable, and Service Provider hereby expressly waives the application of the provisions of Section 5 to the Service Provider IP subject to such Integrated License.

6.4.2
[Additional License – provided by Service Provider to Client after the date of the final Services report and as reasonably requested by Client, which license shall be for the limited purposes of allowing Client to use the foregoing in the context of furthering the performance of its own services for its applicable client and for which the Services performed hereunder were subcontracted to Service Provider (the “Additional License”). This Additional License is irrevocable (except for breach by Client of its obligations under Section 5 with respect to the Service Provider IP subject to such Additional License), not transferable, and not sublicensable (except if Service Provider receives a prior notice of the name of any such sublicensees). ]

7	RECORD RETENTION AND PROTECTION

7.1
Storage, Return and Destruction – Upon completion of the Services hereunder, Service Provider agrees to keep and maintain complete records of the Services performed including, without limitation, all raw data, laboratory work sheets and reporting and regulatory documentation as required by the applicable laws. Service Provider shall store the foregoing items in accordance with the applicable laws, in suitable storage facilities, and shall be responsible for the safekeeping and storage of all such foregoing items. Service Provider shall not permit the disposal of any of the foregoing items without first giving Client the opportunity to arrange alternative storage.

7.2
Accounting Records – Service Provider shall maintain complete and accurate accounting records related to its performance of Services ordered or commissioned hereunder. These records shall be available for inspection, review and audit at reasonable times by Client or Client’s duly authorized independent representative and at Client’s expense, for 7 years following the end of the calendar year in which such costs are incurred.

8	TERM AND TERMINATION

8.1
Duration – This Agreement shall be effective from the Effective Date and shall be deemed completed as of the date of the issuance by Service Provider of the final Service report and payment by Client of the last outstanding invoice.

8.2	Early Termination

8.2.1	By Client – This Agreement shall be terminated by Client, without cause (but not when Section 8.2.2 applies), at the expiration of a 30-day notice of termination.

8.2.2
Termination for Breach – In the event of a material breach by any party (the “Breaching Party”) under this Agreement, the other party may terminate this Agreement if the Breaching Party has been notified of the alleged breach and has not rectified the breach within 30 days following receipt of the notice of breach, to the extent that such breach may be cured within such period, failing which the Agreement shall be deemed to have been automatically terminated as of the date of occurrence of such breach.

8.3
Termination for Bankruptcy – Either party may terminate this Agreement immediately upon the date of a notice given to the other party in the event such other party is or is likely to become insolvent, bankrupt or wound-up. Neither any administrator, administrative receiver or other receiver equivalent, nor Service Provider itself, nor any of its creditors shall be entitled to any lien or other possessory remedy or security over the final Service report or any other deliverables to be provided hereunder, which shall all remain the exclusive property of Client.

8.4	Effects on Early Termination –

8.4.1
Cooperation – If this Agreement is terminated prior to completion of all the Services ordered or commissioned hereunder, the parties shall cooperate to terminate the Agreement in an orderly manner in accordance with the applicable laws.

8.4.2
Return – Upon termination of this Agreement for any reason whatsoever, Service Provider shall return to Client all data, report and other material either provided by Client to Service Provider or generated by Service Provider as part of the Services commissioned hereunder.

8.4.3
Accounting – If this Agreement is terminated prior to completion of all the Services ordered or commissioned hereunder, there shall be an accounting of expenses related to the Agreement, as it may be required, conducted by Service Provider and subject to verification by Client. Client shall make a payment to Service Provider in accordance with the payment terms set forth herein (or Service Provider may retain such payment, or part thereof, from monies previously paid by Client):

a)
actual reasonable expenses incurred by Service Provider for the performance of the Services and terminating the Agreement through the date occurrence of the event giving rise to early termination for which Service Provider has not yet been paid; and

b)
all outstanding non-terminable or non-cancellable obligations (whether such obligations are due and payable before, on or after the date of termination of the Agreement) incurred by Service Provider until the date of the occurrence of the event giving rise to early termination.

8.4.4
No Rights Affected – Termination of this Agreement shall not affect any rights or obligations of the parties which may have accrued prior to termination nor shall it affect the coming into or continuance in force of any provisions of this Agreement which are expressly, or by implication, intended to come into or continue in force after termination, being the provisions of Sections 1.5, 4, 5, 6, 7, 8.4, 9, 10.1, 10.2, 10.4 and 10.7 through 10.10.

9	INDEMNIFICATION BY THE PARTIES

In this Section 9, the “Indemnified Parties” shall mean a party to this Agreement and its directors, officers and employees seeking indemnification hereunder, and the “Indemnifying Party” shall mean the party to this Agreement providing indemnification hereunder.

9.1
Undertaking – Subject to the other provisions of this Section 9, upon formal request of the Indemnified Parties, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties against, and shall assume the defense and related expense for any and all suits, damages, costs, expenses and other liabilities, including reasonable attorneys and experts fees, court or arbitration costs, incurred in connection with any third-party claim, action or proceeding (collectively a “Third-Party Claim”) directly arising, in whole or in part, from (i) any uncured material breach by the Indemnifying Party of any of the provisions of this Agreement; or (ii) the negligence or willful misconduct of the Indemnifying Party in carrying out its obligations under this Agreement; provided, however, that the obligations of the Indemnifying Party hereunder shall be reduced in an amount in proportion to the percentage of the responsibility of the Indemnified Parties for such Third-Party Claim.

9.2	Conditions – The indemnities to be provided by the Indemnifying Party in this Section 9 shall only apply when the Indemnified Parties:

9.2.1
Notification – have first notified the Indemnifying Party of the Third-Party Claim served upon the Indemnified Parties or which they have or should have knowledge of, or of any events that might give rise to such Third-Party Claim, as soon as reasonably practicable after first becoming aware of such Third-Party Claim and in any such events, in sufficient time to enable the Indemnifying Party to effectively contest any proceedings; provided, however, that failure to give notice as provided above shall relieve the Indemnifying Party of its indemnification obligations only to the extent that such failure prejudices the effective defense of the Third-Party Claim;

9.2.2
Authorization – have authorized the Indemnifying Party and/or its insurers to carry out the sole management and defense of the Third-Party Claim, including without limitation the settlement thereof at the sole option of the Indemnifying Party and/or its insurers; provided, however, that neither the Indemnifying Party nor its insurers shall admit any liability on behalf of the Indemnified Parties without their prior consent which shall not be unreasonably withheld or delayed;

9.2.3	Cooperation – cooperate in the management and the defense by the Indemnifying Party and/or its insurers of the Third-Party Claim; and

9.2.4
Settlement – do not or have not compromised or settled any Third-Party Claim that is subject to the indemnity obligation of this Section 9 without the prior approval of the Indemnifying Party and/or its insurers which shall not be unreasonably withheld or delayed.

9.3	Miscellaneous –

9.3.1
Failure to Indemnify – If the Indemnifying Party fails to undertake the defense of the Indemnified Parties within a reasonable time, the Indemnified Parties may defend or settle the matter in their sole discretion and seek the appropriate remedy from the Indemnifying Party.

9.3.2
Mitigated Loss – Nothing in this Section 9 shall operate as to relieve the Indemnified Parties of their obligation at law to mitigate a loss which they may incur as a result of a matter giving rise to a Third-Party Claim, and the Indemnifying Party’s indemnity obligations herein shall only extend to such properly mitigated loss.

9.3.3	No Exclusion of Liability – Nothing in this Section 9 is intended to exclude or limit either party’s liability for death or personal injury.

9.3.4
Duration of Indemnification Undertaking – The obligations set forth in this Section 9 shall be in force during the term of this Agreement and for the greater of the expiration of the applicable statute of limitations where the Services are being performed, or 3 years after termination of this Agreement.

10	MISCELLANEOUS

10.1
Insurance – Each party shall maintain during the term of the Agreement and for a 3-year period thereafter, with financially sound and reputable insurers, and upon request, provide evidence of an appropriate level of insurance or a program of self-insurance available to provide coverage for its obligations under this Agreement.  Failure by any party to maintain any such insurance coverage shall not relieve it from its obligations set forth in this Agreement. The provisions of Section 9.3.4 shall apply mutatis mutandis to the obligations contemplated in this Section10.1.

10.2
Limitation of Liability – A party’s liability for any claim of the other party under this Agreement shall be limited to direct damages only which shall not exceed the total budget of this agreement. In no event (except for Third-Party Claim) shall either party be liable to the other party, whether in contract or tort, whether intended or foreseeable, for any form of indirect, incidental, special, exemplary, punitive or consequential damages or expenses (including, but not limited to, loss due to inability to obtain data, loss of business or loss of anticipated profits) under any theory of law in connection with or arising out of any claim under this Agreement.

10.3
Independent Contractor Relationship – The parties are independent entities engaged in independent businesses, and no party shall be regarded as an agent or employee of the other party. Nothing herein shall be construed as: (i) reserving to a party the right to control the other party in the conduct of its employees or business; (ii) either party having the authority to make any promise, guarantee, warranty, representation, contract or commitment which would create any obligation or liability whatsoever, whether express or implied, on behalf of the other party; or (iii) creating a partnership, joint venture, principal and agent relationship or employer-employee relationship

10.4
Non-Solicitation – From and after the Effective Date and for a period of 1 year following the date of termination of this Agreement for any reason whatsoever, each party agrees not to solicit or attempt to solicit, directly or indirectly, for its own benefit or for that of others, any director, officer or employee of the other party, or to induce any of them to quit his/her employment with such other party or to employ them, or to induce the representatives, agents, consultants or suppliers of such other party to cease to do business with such other party; provided, however, that the foregoing provision shall not prevent a party from interviewing or hiring any such employee of the other party who contacts such party on his/her own initiative without any recruiting by the other party. The term “recruit” shall not be deemed to include general solicitations (i.e., advertisements, websites, etc.) for employment not specifically directed towards employees of a party.

10.5
Force Majeure – No party shall be responsible for any failure or delay in the performance of its respective obligations hereunder resulting from causes of force majeure. Such causes may include fire, flood, adverse weather conditions, war, riot, acts of government, insurrection, regulations, restrictions or rationing, act of terrorism, civil unrest, sabotage, outbreak, labor troubles, epidemics, accident, and unavoidable shortage of materials or services. The delayed party shall give timely notice to the other party of any such event of force majeure and shall endeavor to avoid or remove the causes and resume performance of its obligations under this Agreement with minimum delay whenever such causes are removed. If a condition constituting force majeure exists for more than 60 consecutive days, the parties shall meet to negotiate a mutually satisfactory solution, if practicable. Should the parties fail to reach an agreement within 30 days of the date of their meeting, either party may forthwith terminate this Agreement by giving the other party a notice to that effect.

10.6
Notice – Any notice, consent or request required hereunder shall be made in writing and shall be deemed delivered in case of: (i) hand delivery, when received, (ii) overnight delivery service, on the next business day after being placed in the possession of such service, (iii) facsimile or email, when electronic indication of receipt is received; and (iv) mail, on the 3rd business day after being placed in the postal system first class postage prepaid, at the addresses of the applicable party set forth below, or at such other addresses as either party may specify in accordance with this Section 10.6:

10.6.1
To Client – (i) in the case of a formal notice or request to, or consent from, Client, at its address and to the officer identified on the first page of this Agreement, and (ii) for any other notice, request or consent, to the Client’s appointed representative and at his/her designated address. The Client’s fax number is: (212) 923-5700and such officer’s email address is seth.lederman@tonixpharma.com;

10.6.2
To Service Provider – (i) in case of a formal notice or request to, or consent from, Service Provider, at its address identified on the first page of this Agreement and to the attention of Kathleen Sauvé, Esq., Senior Legal Counsel, Early Stage, and (ii) for any other notice, request or consent, to the appointed project manager, at the same address. Service Provider’s fax number is: (418) 527-3456, and such officer’s email address is ksauve@pharmanet.com;

10.7
Governing Law and Jurisdiction – This Agreement shall be construed and enforced in accordance with the internal laws of the state of New Jersey, U.S.A without regard to conflict of law principles. In the event of dispute arising from or in connection with this Agreement, the parties hereto agree that it shall be resolved by conciliation and non-binding mediation and if such mediation is unsuccessful then such disputes shall be finally settled by arbitration. The arbitration shall take place in the city where the head office of the defendant party is located, under the Rules of Arbitration of the American Arbitration Association. There shall be a single arbitrator whose decision shall be final. The language of the arbitration procedure and award shall be the English language. Notwithstanding the foregoing, a party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such party’s interests or otherwise to enforce and protect intellectual property rights owned or licensed to such party.

10.8
Remedy – The parties acknowledge that, due to the unique nature of the Confidential Information of the other party and the knowledge and experience of its directors, officers and employees, there may be irreparable damage in the event that any of the provisions of Section 5 or Section 10.4 are violated by a party and that monetary damages alone may be inadequate to protect the interests of the other party against any such actual or threatened breach thereof. Therefore and notwithstanding the provisions set forth in Section 10.7, the parties agree that such provisions shall be enforceable by issuance by a court of competent jurisdiction of an injunctive or other interim relief or order restraining the unauthorized use or disclosure of any Confidential Information or the solicitation, without the necessity of proving actual damages or securing or posting any bond in connection with such remedy which shall be cumulative with, and not exclusive to, any other remedies available at law or equity.

10.9
Cumulative Remedies – Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law or in equity, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement, at law or in equity.

10.10
Waiver and Severability – No waiver by any party of any provision of this Agreement shall be deemed to constitute or shall constitute a waiver of any other provision, or shall any waiver be deemed to constitute a continuing waiver. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction or by an arbitrator, the validity, binding effect, or enforceability of the remaining provisions shall not be affected and shall continue in full force and effect as if this Agreement had been executed with the invalid provision eliminated or so modified; provided, however, that if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

10.11
Entire Agreement and Amendment – This Agreement, its recitals, schedules, the agreements and other documents, required to be delivered pursuant to this Agreement constitute the entire agreement between the parties and set forth all the covenants, promises, warranties, representations, conditions, understandings and agreements between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether verbal or written. This Agreement may be amended or otherwise modified only by means of a written instrument executed by the parties.

10.12
Assignment – This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, and may not be assigned or otherwise transferred, by either party without the consent of the other party which consent shall not be unreasonably withheld or delayed.

10.13
Language – Both parties hereto acknowledge that they have requested and consented that this Agreement be drafted and executed in the English language. Toutes les parties aux présentes reconnaissent qu’elles ont exigé et consenti à ce que la présente Convention soit rédigée et exécutée dans la langue anglaise.

10.14
Counterparts – This Agreement may be executed in counterparts, each one when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. Upon delivery, the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other party, binding on all parties notwithstanding that each of the parties may have executed different counterparts.

IN WITNESS THEREOF, this Agreement has been executed and duly authorized by representatives of both parties:

PHARMANET CANADA, INC.		TONIX PHARMACEUTICALS, INC.
By:	/s/ JOEL POULIOT	By:	/s/ SETH LEDERMAN
Print Name:	Joël Pouliot	Print Name:	Seth Lederman
Title	Vice-President, Finance, Early Stage	Title:	Chairman
By:	/s/ KATHLEEN SAUVE	Date:
Print Name:	Kathleen Sauvé, Esq.
Title	Senior Legal Counsel, Early Stage
Date:

PharmaNet's proposal for the development and preparation of a pre-IND package for Tonix Pharmaceuticals, Inc. Cyclobenzaprine Gelcap Formulation

Proposal number:
33895

Prepared for:

Tonix Pharmaceuticals Inc.

Prepared by:

PharmaNet Canada, Inc.

Version 01, 20 April 2011

1. Objective

PharmaNet Canada, Inc. is pleased to offer its consultancy services for the preparation of a pre-IND package. It is assumed that the strategy presented will be presented to the FDA to ascertain concurrence by the agency with the proposed drug development plan. This development plan will be based on materials provided by Tonix Pharmaceuticals, Inc., supplemented by other available resources, PharmaNet staff expertise and discussions with Tonix Pharmaceuticals, Inc. and the FDA.

2. The Team

PharmaNet Canada, Inc. has a team of more than 30 scientists, accompanied by the team of PharmaNet consulting, a worldwide team with experience in various therapeutic areas and various regulatory agencies. It is expected that the following key players will be involved in the project:

Mario Tanguay, Ph.D., Vice President, Scientific and Regulatory Affairs, PharmaNet Early Stage, has 15 years of experience in the drug development industry, including 10 years with major CROs, and 5 years at Wyeth-Ayerst Research and Pharmacia in the clinical research sector. Throughout his career, Dr. Tanguay has served as coinvestigator or clinical pharmacologist in over a thousand pharmacokinetic and Phase I trials, including bioavailability and bioequivalence, drug-drug interactions and first-in-human studies. Dr. Tanguay is also a guest professor at the Faculty of Pharmacy of University of Montreal, being involved in the post-graduate program on drug development.

Fethi Trabelsi, Ph.D., Director of Scientific and Regulatory Affairs, Scientific and Regulatory Affairs, PharmaNet Early Stage, has more than 12 years of experience in pharmacokinetics and protocol design development for early stage programs for ANDAs, 505(b2) NDA as well as NDAs submissions. Dr. Trabelsi has been involved as co-investigator in many pharmacokinetic and Phase I trials, including bioavailability and bioequivalence, drug-drug interactions and first-in-human studies. Dr. Trabelsi has a large experience with pre-IND meeting with the FDA to discuss about proposed clinical development plan.

Duu-Gong Wu, Ph.D. Executive Director Regulatory Consulting, PharmaNet Late Stage, brings to the team significant experience in regulatory CMC support and has been with PharmaNet's Consulting Division since 2004. Prior to joining PharmaNet Duu-Gong was at the US Food and Drug Administration for more than 12 years as a reviewer, Chemistry Team Leader, and most recently was Deputy Division Director of Division of New Drug Chemistry II, Office of New Drug Chemistry (ONDC), which supports CMC reviews for the six clinical divisions in the Center for Drug Evaluation and Research. He has personally reviewed CMC sections for more than 400 applications, covering commercial and investigator INDs, NDAs and Supplements. Dr. Wu was Chairman of the Protein Drug Products Technical Committee under CDER's Complex Drug Substance Coordinating Committee. Most recently, he represented CDER as a member of the ICH

Expert Working Groups for both Common Technical Document-Quality (CTD-Q) and Q5E.

Stephane Lamouche, Associate Director, Drug development and Regulatory Affairs, PharmaNet Early Stage, has approx. 8 years of experience in contract research organizations. Dr Lamouche has provided guidance in regulatory and implementation strategy in various aspects related to pre-clinical and formulation development in a wide variety of therapeutic areas encompassing both biologic and pharmaceutical products. Dr Lamouche holds a Ph.D. in Pharmaceutical Sciences from the Faculty of Pharmacy at the University of Montreal where he is a guest lecturer on numerous occasions.

Marie-Hélène Vallée, M.Sc., Senior Protocol Writer, Scientific and Regulatory Affairs, PharmaNet Early Stage, has 5 years of experience in the development of early stage clinical programs and protocol designs for generic, high-end generic and innovator drug products. She is regularly involved in consultation work in a variety of clinical development plans and in the elaboration of pre-IND packages in preparation of pre-IND meetings with the FDA.

Steve Leventer, PhD, Vice President, Clinical Research is the head of our Neuroscience Division. Dr. Leventer was trained as a neurochemist, with post-doctoral fellowships and faculty appointments at the University of Texas, Western Psychiatric Institute and Clinic, and Loyola University Stritch School of Medicine. Dr. Leventer has over 20 years of experience in all phases of drug development. His overall experience includes direction of approximately 100 clinical trials, from single studies to entire development programs across multiple indications and phases of drug development.

Other key members of PharmaNet Canada, Inc. and PharmaNet Consulting will be involved when needed, such as Jeff Freitag, M.D., Senior Vice-President and Chief Medical Officer, Claude Lapointe, M.Sc., Senior Biostatistician, Cindy Gratto, Associate Director, Medical Writing and Data Management.

3. Scope of work and costs

The below timelines and costs are estimations of the time required for each task based on information provided to date by Tonix Pharmaceuticals, Inc.. However, after review of all data available, the agreed timelines and costs may be revised. Tonix Pharmaceuticals, Inc. will be charged only for actual time spent on the project. PharmaNet fees will not exceed the agreed amount without prior approval from the sponsor. Additional hours required to complete the work will be charged at a rate of $300 per hour.

The following lists the tasks and expected timelines for the preparation of the pre-IND package. Some of these tasks will be conducted concurrently.

Tasks	Estimated timelines	Estimated cost
Literature review, GAP analysis, review of available non-clinical and clinical data, and summary of PhamaNet's recommendations for the regulatory approach	50 hours over 3 weeks	$ 15,000 (hourly rate of $300)
Discussion with Tonix Pharmaceuticals, Inc. and agreement on the regulatory strategy	2 hours	Included
Preparation and assembling the pre-IND package*	16 hours over 2 weeks	$ 5,000
Preparation of pharmacokinetic study synopsis	16 hours over 1 week	$ 5,000
Preparation of clinical efficacy study synopsis	30 hours, over 2 weeks	$ 10,000**
Preparation of the pre-IND meeting request letter and discussion with the regulatory officer	5 hours over 2 days	Included

* Cost does not include printing and assembling binders
** Price may be changed, depending on the need for external / internal experts for synopsis development

It is expected that Tonix Pharmaceuticals, Inc. will provide the following:

- All non-clinical and clinical available data, if any;
- Brief presentation for the pre-IND meeting
- List of potential attendees to the meeting with FDA (e.g., Upper Management representative, Medical expert, biostatistician, etc.) to be included in the meeting request letter

The CMC section will not be included in the pre-IND package, but rather included by Tonix Pharmaceuticals, Inc. at the IND submission.

Additional fees if PharmaNet staff is requested to attend meetings

- $ 4,000/day per person attending the rehearsal meeting
- $ 4,000/day per person attending the meeting with the agency

Tonix Pharmaceuticals, Inc. approval:

Seth Lederman
Sponsor's representative signature

April 21, 2011
Date

THIS QUOTATION IS VALID FOR 45 DAYS.
CURRENCY: US dollars